Exhibit 5.1

Our ref	AEO\637891\3578203v2
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com

China Nuokang Bio-Pharmaceutical Inc.

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shengyang, Liaoning Province

People’s Republic of China 110171

15 December 2009

Dear Sirs

China Nuokang Bio-Pharmaceutical Inc.

We have examined the Registration Statement on Form S-8 to be filed by China Nuokang Bio-Pharmaceutical Inc., a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the following plans (the “Plans”):

•	2007 Share Incentive Plan (as adopted and effective on 19 December 2007 and amended and restated on 6 February 2009); and

•	2008 Share Incentive Plan (as adopted and effective on 6 October 2008)

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the options to purchase the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder
Maples and Calder